EXHIBIT 1

TRANSACTIONS SINCE THE DATE OF THE MOST RECENT FILING ON SCHEDULE 13D

The Reporting Persons engaged in the following transactions in shares of Common Stock of the Company since the date of the most recent filing on Schedule 13D.  Such transactions involved the purchase of shares on the NASDAQ Global Select Market.  The prices reported below reflect the weighted average purchase price of the shares of Common Stock purchased on the relevant date.  The Reporting Persons hereby undertake to provide upon request to the SEC staff full information regarding the number of shares and prices at which each transaction was effected.

Date	Type	Price	Shares
8/8/20111	Purchase	$2.7350	36900
8/9/20112	Purchase	2.7356	35500
8/10/20113	Purchase	2.6746	24364
8/11/20114	Purchase	2.8363	11029
8/12/20115	Purchase	2.9279	13143
8/15/20116	Purchase	2.9986	7000
8/16/20117	Purchase	2.8817	15500
8/17/20118	Purchase	2.8307	4400
8/18/20119	Purchase	2.7590	14100
8/19/201110	Purchase	2.6644	10618
8/23/201111	Purchase	2.6791	40000
8/24/201112	Purchase	2.6997	10100
8/25/201113	Purchase	2.6987	15713
8/26/201114	Purchase	2.6622	10138
8/29/201115	Purchase	2.7387	20800
8/30/201116	Purchase	2.7769	8727
8/31/201117	Purchase	2.7622	7922
9/1/201118	Purchase	2.6913	7688
9/2/201119	Purchase	2.6387	10533
9/6/201120	Purchase	2.6039	7373
9/7/201121	Purchase	2.7661	10900

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1 This transaction was executed in multiple trades at prices ranging from $2.66 - 2.77.
2 This transaction was executed in multiple trades at prices ranging from $2.58 - 2.80.
3 This transaction was executed in multiple trades at prices ranging from $2.58 - 2.71.
4 This transaction was executed in multiple trades at prices ranging from $2.67 - 2.90.
5 This transaction was executed in multiple trades at prices ranging from $2.86 - 2.94.
6 This transaction was executed in multiple trades at prices ranging from $2.99 - 3.00.
7 This transaction was executed in multiple trades at prices ranging from $2.86 - 2.95.
8 This transaction was executed in multiple trades at prices ranging from $2.78 - 2.86.
9 This transaction was executed in multiple trades at prices ranging from $2.70 - 2.78.
10 This transaction was executed in multiple trades at prices ranging from $2.64 - 2.69.
11 Due to incomplete data available to the Reporting Persons, the Reporting Persons are reporting the average price of transactions effected on this date.
12 This transaction was executed in multiple trades at prices ranging from $2.68 - 2.70.
13 Due to incomplete data available to the Reporting Persons, the Reporting Persons are reporting the average price of transactions effected on this date.
14 Due to incomplete data available to the Reporting Persons, the Reporting Persons are reporting the average price of transactions effected on this date.
15 This transaction was executed in multiple trades at prices ranging from $2.70 - 2.84.
16 This transaction was executed in multiple trades at prices ranging from $2.73 - 2.80.
17 This transaction was executed in multiple trades at prices ranging from $2.73 - 2.80.
18 This transaction was executed in multiple trades at prices ranging from $2.60 - 2.75.
19 This transaction was executed in multiple trades at prices ranging from $2.58 - 2.70.
20 This transaction was executed in multiple trades at prices ranging from $2.56 - 2.61.
21 This transaction was executed in multiple trades at prices ranging from $2.72 - 2.80.